Exhibit 99.2

MANAGEMENT DISCUSSION SECTION

Operator:

Ladies and gentlemen, thank you for standing by; and welcome to the WMS Industries fourth quarter and fullyear fiscal financial results conference call. During the presentation, all participants will be in a listen-only mode. Afterwards, we will conduct a question-and-answer session. [Operator instructions.] As a reminder, this conference is being recorded today, Tuesday, August 3, 2010. And now, it is my pleasure to turn the conference over to Mr. Bill Pfund, Vice President, Investor Relations. Please go ahead, sir.

William Pfund, Vice President, Investor Relations

Thank you Alex. And good afternoon and welcome to WMS Industries’ conference call to discuss our fiscal 2010 fourth quarter and full year results as well as our guidance for fiscal 2011, and the operating trends and competitive strengths that support our outlook. With me today are Brian Gamache, Chairman and Chief Executive Officer; Orrin Edidin, President; and Scott Schweinfurth, Executive Vice President, Chief Financial Officer and Treasurer.

Before we start, let me review our safe harbor language. Our call today contains forward-looking statements concerning the outlook for WMS and future business conditions. These statements are based on currently available information and involve certain risks and uncertainties. The Company’s actual results may differ materially from those anticipated in the forward-looking statements depending on the factors described under “Item 1. Business – Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended June 30, 2009, and in our more recent reports filed with the SEC. The forward-looking statements made on this call and web cast, the archived version of the web cast, and in any transcripts of this call are only made as of this date, August 3, 2010.

Now let me turn the call over to Brian.

Brian R. Gamache, Chairman of the Board and CEO

Good afternoon everyone.

Today, WMS reported record results for the June quarter capping a very successful fiscal 2010, and demonstrating that with a solid pipeline of high-earning products, WMS continues to excel at overcoming the challenges of a sluggish consumer recovery and difficult industry conditions.

I would like to begin today by reiterating those key factors that contributed to our success in the June quarter and fiscal 2010, and our great performance over the last several years…and which we believe – more importantly – provides a sound foundation for further success. Our success reflects: steadily increasing new ship share and higher average selling prices; success in new distribution channels and new markets; increases in both our installed base and average revenue per day in our gaming operations business, and a tenacious focus on operating execution that has yielded higher gross margins and operating margins. We’ve consistently proven the leverage potential in our business that results from increased revenues, as our earnings growth has surpassed our revenue growth by healthy percentages. Our success is the result of executing on a well-thought-out product development plan and a firm commitment to continuous operating improvement across the entire organization. During good times and the most challenging economic times, WMS has consistently executed. We believe we have the right foundation in place to continue this trend in fiscal 2011 and beyond.

Now to the fourth quarter highlights:

Earnings per share for the June quarter reached a record 56¢ per diluted share, as operating income increased 20% year over year. The strong earnings performance was driven by 9% top-line growth and an operating margin that rose 220 basis points over the June 2009 quarter to reach nearly 25%. And for the first time we eclipsed $1 billion in total assets at June 30th.

We achieved a number of record-setting operating accomplishments during the quarter. In our product sales business:

New units totaled 7,076, surpassing the prior-year quarter for the second consecutive quarter, with mechanical reel products representing 23% of units shipped.

International units grew 17% and reached an all time high of nearly 40% of global shipments aided by continued success in Mexico and New South Wales, Australia.

In the US and Canadian market – for the first time ever – we attained the #1 position for new units shipped.

Average selling prices increased 5% year over year to $15,559.

Other product sales revenue reached a record $25 million on strong sales of new game theme conversions coupled with a significant increase in hardware conversion sales.

And, we launched the Bluebird xD™ platform in late June and shipped just over 400 units which, combined with Bluebird®2, made up 88% of new units shipped.

The early performance from the initial xD’s and the overall feedback from operators across a diverse spectrum of casinos in various geographic markets is exceptional. The initial demand for xD is both gratifying and highly encouraging for our long-term success. In spite of the overall restrained capital spending environment, the strong initial backlog for Bluebird xD’s is providing solid visibility to the start of 2011, and supports WMS’ expectation of continued ship share gains and revenue growth in coming quarters.

Another very significant milestone in our efforts to increase ship share is shown in the first purchases of Maryland VLTs. For the first time ever, we attained the #1 floor share position for a new casino opening. At Penn National’s new Hollywood Casino in Cecil County Maryland, we achieved a 29% floor share… more than 25% higher than the 23% attained by our next-largest competitor.

In our gaming operations business:

The average installed base of participation games was 4% higher than last year, and the total footprint at June 30 was 10,421 units – up 134 units sequentially since March.

The WAP installed base grew by 264 units on a quarterly sequential basis and now exceeds 3,500 units or almost 34% of our installed base.

Revenue per day reached a record $77.29, primarily due to the increased mix of high-earning WAP games.

The roll-out of THE PRICE IS RIGHT® participation game in the June quarter contributed to the incremental growth in our Wide-Area Progressive units, while THE WIZARD OF OZ™ - Ruby Slippers™ is performing extremely well and serving as a solid refresh for the original OZ game on our Sensory Immersion platform. And right at June 30th, we began the launch of our innovative, new THE LORD OF THE RINGS™ epic gaming experience on our Adaptive Gaming® platform…adding yet another layer of growth to the Stand-alone category of our gaming operations business. Orrin will provide more color, but let me steal a bit of his thunder and report that THE LORD OF THE RINGS is being met with high praise from both players and casino operators.

We also achieved strong improvement in margins in the June quarter. Product sales margin increased sequentially over the record level achieved in the March quarter to 54%, which in turn contributed to 64% total gross margin. Operating margin nearly reached our long-standing 25% goal, driven by the 9% year-over-year growth in revenues, the improved gross profit margin and the ongoing leverage on Selling and Administrative expenses. The improved profits, along with our declining working capital requirements, enabled WMS to generate $51.3 million in cash flow from operations for the quarter.

For the full fiscal year, diluted earnings per share rose 18% to $1.88 on annual revenue growth of 8%…again demonstrating our ability to consistently generate revenue traction and leverage to the bottom-line. Our full-year operating margin improved to 22%, representing our highest annual level since the turn of the century when we were substantially underinvested in R&D.

Improving operating margin even as we continue to heavily reinvest in our future – through internal, organic-growth R&D initiatives – is the powerful driver that allows us to deliver both near-term revenue, earnings and cash flow growth, while simultaneously strengthening the foundation for sustained profitable growth.

We consistently demonstrate our ongoing commitment to, and our capability for, creating innovative and differentiated products that enable us to garner meaningful higher ship share. Through our focus on continuous improvement and operating execution, we successfully translate revenue growth into increased earnings and cash flow. Reaping the benefits of our ongoing R&D strategies, coupled with our continuous improvement efforts, has resulted in WMS’ return on average invested capital improving to 15% in fiscal 2010 from 14% a year ago and 10% just three years ago, at a time when industry unit shipments were nearly 50% higher than today. And as of June 30, 2010, we are debt free with a total cash balance of $185 million, even after having allocated $45 million in fiscal 2010 to repurchase 1.1 million shares of our stock.

With our track record of successfully commercializing innovative new products and the strong foundation for growing revenues, earnings and cash flow, we are uniquely positioned to capitalize on a diversified array of organic growth opportunities while simultaneously returning value to shareholders.

As a result, we are pleased to announce a series of actions to invest an incremental $50 million in high-return opportunities and $300 million for a new stock repurchase plan.

In fiscal 2011, we expect to spend an incremental $9-to-$11 million, or an equivalent to about 10-12 cents per diluted share, on internal R&D activities over and above a normal annual increase in such expenditures. We also plan to deploy about $40 million of incremental capital to expand our high-return gaming operations business to address the growth opportunities in the Italy VLT sector, the pursuit of attractive operating lease arrangements with customers globally and the on-going conversion of our installed base of participation games to the Bluebird2 platform. Furthermore, our Board of Directors approved a new $300-million stock repurchase plan for the next 3-years that reflects confidence in our long-term success and an expectation that we will accelerate our repurchase activity above the level of the last few years, depending on market conditions. With our continued growth potential, we now believe the time is right for us to reinvest in WMS.

With our record fiscal 2010 performance complete, and recognizing that your interest is looking forward, Orrin and Scott will focus their comments on our guidance for fiscal 2011, our operating trends, our dedicated commitment to growth and the capabilities and competitive strengths that support our outlook for continued growth in fiscal 2011 and beyond. Orrin.

Orrin J. Edidin, President

Thanks Brian and good afternoon everyone.

WMS has specific product initiatives and operating strategies that provide the basis behind our revenue targets for fiscal 2011: 3%-to-7% growth in unit volume and 1%-to-4% increase in average selling price in our product sales business; along with a 4%-to-6% growth in our installed participation base; and a 1%-to-3% increase in average daily revenues in our gaming operations business.

Turning first to our guidance for global new unit shipments: Most of our anticipated revenue growth is expected to come from internal initiatives, rather than bold assumptions for overall industry improvement, which of course we can’t control. We expect that replacement sales in the U.S. and Canada will only improve modestly in calendar 2011 over calendar 2010, similar to the low single digit growth we’ve seen in calendar 2010 over calendar 2009. These key revenue growth drivers are:

First, ongoing share penetration and new unit shipment growth from new markets that we entered directly in fiscal 2010. We expect modest improvement in Class 2 and central determinant jurisdictions, which today are primarily tribal casinos in Washington State and around the U.S. We also expect to continue the ongoing ramp-up in Mexico and Australia due to the strong player appeal and high-earnings performance from the initial sales in fiscal 2010. We estimate that these three markets – Washington, Mexico, and New South Wales, Australia – in aggregate have an addressable market of over 250,000 units longer-term.

Second, further U.S. ship share growth and increased global market penetration through successful commercialization of new and differentiated games and gaming platforms. Late in fiscal 2010, we successfully launched Bluebird xD, a new category of cabinet that create an entirely new entertainment experience: a cross-over between the lower sight lines and player appealing ergonomics of a slant-top cabinet but with the smaller footprint and player viewing ease of an upright gaming machine. As Brian mentioned, the initial feedback from our customers on the performance and appeal of the xD is exceptional. Although we did fall a bit short of our target for launching this product at a comparable gross margin to the Bluebird2, our team is squarely focused on the various improvements we need to make to close the gap. The xD is a highly complex platform that comes with new supply chain requirements, which presented challenges that took the focused efforts of numerous cross-functional team members from hardware engineering, product development, supply chain and production to bring this leading product to market. I would like to publicly recognize the team’s tremendous tenacity and dedication to enable the launch of this new product. I am pleased to note that since initial shipments began, our backlog continues to remain robust. This initial success provides us with solid visibility and supports our confidence in WMS’ ability to continue generating strong global ship share and new unit shipment growth, even with continued restraint on capital spending by our customer base.

We also launched the Helios™ cabinet for select international markets, where the premium price of a Bluebird gaming machine cannot be justified by local market economics. This is a value-engineered platform that offers a lower price point to the customer, while still being largely margin neutral for WMS. And while we have modest expectations for unit volumes for Helios, it does open up certain markets where WMS did not previously have a presence, and thus offers opportunities to gain a foothold in these untapped markets and begin to build incremental growth.

I also want to assure you that our product development teams have been fully occupied since last fall’s G2E® — on the development of a full complement of unique, diverse and exciting games to bring to market throughout fiscal 2011 that will extend the success of our new product introductions of the last several years. Our consistency in creating a broad array of player-appealing games each and every year, across a wide variety of form factors, is the key driver of our growing share of the casino floor…and fiscal 2011 will be no different.

Third, we expect a modest increase in our realized average selling price in fiscal 2011. The increase will result from a mix of higher-priced products, including the Bluebird xD, and expected increases in list prices being largely offset by greater market penetration of Helios and certain recent markets we’ve entered where initial ASP’s are slightly lower, which is reflected in the quarterly sequential change in ASP from the March to the June 2010 quarter.

Fourth, in our gaming operations business, we also expect further growth having entered 2011 in a strong position. We had a record installed base of 10,421 gaming machines at June 30, 2010; and, with great new games for our existing franchises such as MONOPOLY™ Advance to Boardwalk™ and MONOPOLY Bigger Event Big Money Spin™ and THE WIZARD OF OZ - Ruby Slippers, we are ready to refresh and maintain our existing base of these installed brands in partnership with casino operators. Beyond these proven performers, we also have a strong line-up of new and exciting branded games that we expect will continue to grow our participation footprint in fiscal 2011. As Brian noted, there’s great excitement about the launch of our innovative, new THE LORD OF THE RINGS epic adventure game. This game allows players to login and save their progress for a unique episodic experience, similar to the login for our popular STAR TREK™ games, enabled by our wide-area network on our Adaptive Gaming platform. For the first time, we’ve also created a gaming experience that allows players to extend their THE LORD OF THE RINGS experience with an online casual gaming experience called Player’s Life™ where they can unlock additional miles that they then can use back at the casino to further their epic progress to the next bonus level. It is exciting to note that, while still very early in its launch, the account creation rate for THE LORD OF THE RINGS game is tracking at a higher rate at a similar point in its roll-out than the launch of the original STAR TREK game. Overall, our guidance on the participation footprint is to grow our annual average installed base of participation games by 4%-to-6% in fiscal 2011. I would remind everyone that this is a net increase… and that we maintain a disciplined approach to the roll-out of new participation games. The lower churn rates achieved in recent years due to this discipline have had a very favorable influence on game longevity and improvement in financial return on capital deployed in our gaming operations business.

Fifth, during the past year, our average annual daily revenue participation machine increased nearly 10%. Given the lackluster consumer environment and the revenue trends across gaming markets, this is a noteworthy achievement, even with the benefit from our higher rate Wide-Area Progressive (WAP) games growing as a percentage of the installed base. From just 24% of the installed base a year ago, we ended fiscal 2010 with just over a third of our base now comprised of higher-revenue and gross profit-generating WAP units. Given present economic conditions and sluggish consumer trends, we think it is prudent to remain conservative on projections for revenue-per-day gains, with our expectations for further improvement driven by a modest anticipated rise in the mix of WAP units in our total installed base.

In mid-fiscal 2010, we also expect to deploy capital for our first VLT units to be leased in Italy. We are close to concluding our discussions related to our first agreement with one of the concessionaires for VLT licenses in Italy and are presently in negotiations with additional concessionaires. These units will be leased gaming machines that earn WMS a daily revenue rate over a 9-year lease term. Revenues from these placements will be included in “Other Gaming Operations Revenues”. These leased units will NOT be included in the “Average Installed Participation Base” nor in the calculation of the “Average Revenue per Day per Participation Machine” as they are not participation games.

Sixth, in fiscal 2011 we also expect to earn initial revenues from both the launch of networked gaming applications and our online casino site in the United Kingdom. We have three of the nine beta test sites of our WAGE-NET® system and the Jackpot Explosion® Portal application running at this time, and we continue to expect that these tests will conclude in the December quarter and that we will begin to earn our first networked gaming application revenues at that time. And while still early, in these live, on-the-casino-floor beta sites, we are seeing that adding our Jackpot Explosion Portal application increased coin-in by over 20% over the same game themes at those sites that do not have the Portal application running. We also expect to launch our

Jackpot Party® online gaming site in the December quarter for UK residents. The site will contain a variety of familiar WMS games, including THE WIZARD OF OZ and STAR TREK; along with some traditional casino games and unique play features not seen before in the online gaming world. We expect revenue contributions from both of these businesses will be very modest in fiscal 2011, but in both cases they will represent incremental revenues over fiscal 2010.

Now, let me turn the call over to Scott to briefly discuss our financial outlook and guidance for fiscal 2011, as supported by our operating trends.

Scott.

Scott D. Schweinfurth, Executive Vice President, Chief Financial Officer and Treasurer

Thanks Orrin and good afternoon everyone.

Our revenue guidance for fiscal 2011 reflects the operating trends discussed by Orrin, which when aggregated result in our expectations of 8%-to-11% revenue growth – an average growth rate slightly ahead of that achieved during the last two fiscal years. This translates into an annual revenue range of $830 million-to-$850 million and reflects what we realistically expect to achieve through organic growth trends and the incremental growth prospects from the diversification of our revenue base, while considering our outlook for a continued tough economy, another modest improvement in the replacement cycle in calendar 2011 and the likelihood that domestic new and expansion opportunities will not improve over fiscal 2010.

Our first quarter revenue guidance of $174-to-$179 million represents 5%-to-8% growth over the September 2009 quarter, but also reflects the typical 16% to 18% seasonal reduction from the June 2010 quarter. As you review your models, let me stress that we expect our fiscal 2011 quarterly revenue trends will be consistent with each of the last three years and reflect our traditional seasonal influences. To illustrate these trends, we included in today’s earnings release a supplemental table that illustrates the consistency of the quarterly seasonal trends in revenues for each of the last three years. As you will note, our first quarter revenues have typically been between 20% and 22% of annual revenues, our second quarter has accounted for between 24% and 26%; our third quarter accounted for between 25% and 27% and our fourth quarter accounted for between 27% and 29% of annual revenues. We expect fiscal 2011 to follow a similar seasonal pattern.

Orrin described the key drivers behind our revenue growth expectations, and I would add that consistent with past practice, our unit guidance does not reflect any units for new or expanded jurisdictions or locations where regulatory or legislative hurdles still remain. New markets such as potentially Massachusetts and Ohio; the potential for VLTs in new jurisdictions such as Arizona, Pennsylvania and Greece, and new international markets such as Brazil and Japan and other areas presently discussing gaming legislation as a means to raise governmental revenues – all of these represent great long-term growth potential for WMS, but we’ve not based our fiscal 2011 guidance on earning revenues from any of these potential opportunities.

Turning to margin improvement, in fiscal 2010, we achieved an annual operating margin of 21.9%. This was up 260 basis points from 19.3% in fiscal 2009 and came in above the high end of our original guidance for the fiscal year. The improvement was driven by higher revenues, higher gross profit and improved operating leverage, primarily from our selling and administrative expenses which, as a percentage of revenue, decreased by 120 basis points from the prior year. Stated a different way, on an almost $60 million increase in annual revenues, selling and administrative expenses increased only $3 million for the year. In fiscal 2011, we anticipate that these primary drivers, partially offset by the accelerated spending for R&D initiatives, will lead to a further improvement in operating margin, which we anticipate in the 22.5%-to-23% range for the full year.

Let me discuss some of the elements driving that improvement.

In the June quarter, our total gross profit margin was 63.8%, benefiting from an improvement in product sales gross margin to 53.7%, but offset by gaming operations gross margin declining to 81.1% from the unsustainable prior-year level. For the full year, due to the consistent growth in our gaming operations business, the gross profit contribution from gaming operations grew 10% and for the first time slightly exceeded the annual gross profit from product sales. Product sales gross profit grew 8% in fiscal 2010 as the product sales gross margin rose to 52.8% for the year. In fiscal 2011, we expect the product sales gross margin to range from 52%-to-55%, as our continuous improvement programs and benefits from higher volumes are expected to offset lower initial start-up margins on some new products and some new distribution channels. However, I would note that in the fiscal first quarter, due to the low seasonality of revenues and the initial impact from the start-up and full commercial launch of the Bluebird xD with its new, complex supply chain, we expect a sequential and year-over-year decline in the product sales margin, which when coupled with our higher R&D spend will lead to a year-over-year decline in our operating margin to 17  1/2%-to-18% for the first quarter. We expect that in succeeding quarters, we will achieve sequential improvements in both product sales margin and operating margin. In our gaming operations business, we expect to sustain our gross margin during the year within a range of 79%-to-81%, while continuing to reflect the variability of jackpot expense experience and a mild dampening effect of having a higher percentage of WAP units in our installed base.

R&D expense was $26.8 million in the June quarter, or 13% of total revenues. For the full year, R&D expense rose 8% to $106 million, or 14% of total revenues. In fiscal 2011, we will step up initiatives aimed at innovation, technological advancements and development of unique gaming experiences – those foundational elements that continue to provide the competitive differentiation and appeal of our products. What this means is that traditionally, we would have targeted R&D expenses for fiscal 2011 at approximately 14% of anticipated full year revenues, or a “normal” increase of around $10-to-$13 million annually. As outlined by Brian, in fiscal 2011, we expect to spend an incremental $9-$11 million above that normal increase in R&D expenses, largely to accelerate and expand our product, applications and systems development pipeline. As a result, we expect R&D expenses to increase to around 15% of revenues in fiscal 2011.

Over the years, WMS has clearly demonstrated that it generates high returns and solid organic growth from its focused R&D activities, and we expect spending on these activities will continue to generate an appropriate return while furthering our differentiation from competitors. We’ve also hired staff and are opening a new development center in India, extending our global resources and providing what we expect will be a cost-effective complement to our existing R&D capabilities. For competitive reasons we won’t delve into more details on the specifics of these initiatives, but for those of you who have met our product development team, you know they think differently about the gaming industry and are never at a loss for new product ideas that generate great returns on our investment.

In the June quarter, selling and administrative expenses were $40.6 million or 19.0% of total revenues. For the full year, these expenses were 19.4% of total revenues, down 120 basis points from 20.6% in fiscal 2009. For fiscal 2011, we expect to continue to generate additional leverage from expenditures in this area. While the dollar amount of spending on these initiatives will continue to increase, we expect the increase to be less than the rate of growth in revenues, and thus expect that selling and administrative expense will be lower as a percentage of revenues in fiscal 2011 than in fiscal 2010.

Depreciation was down modestly in the quarter to $16.3 million. With the anticipated increase in gaming operations capital spend in fiscal 2011 and launching into new businesses, we do expect depreciation expense to begin to increase this year.

As expected, the effective tax rate in the June 2010 quarter was just over 37%. Looking forward, absent legislative action to restore the R&D tax credit, we believe our effective tax rate will be in the range of 36% to 37% for fiscal 2011.

Turning now to cash flow and the balance sheet: this is an area where we have made exceptional improvements over the last three years. In the June quarter, our cash flow from operating activities was $51 million. As discussed previously, our strong cash flow and solid balance sheet allowed us to selectively assist customers during the last 18 months by providing a greater amount of extended-payment term financing. Based upon our experience during this time, we believe the customer demand for extended payment terms is reaching a plateau. The amount of long-term receivables did increase during the quarter to $52 million, about $12 million above the average for the last four quarters. While we do not believe this demand will significantly diminish given the ongoing challenges of the economy, it is no longer expected going forward to be as much of a drag on generating cash flow from operating activities. The change in receivables year-over-year in the June 2010 quarter largely reflects the higher level of revenues along with a propensity during the last several quarters to see capital released later in each quarterly period, reflecting the general caution of casino operators. I would call out, however, that the aging of our receivables remains at a record high percentage for being current, and that our cash conversion cycle has improved to 106 days at June 30, 2010, from 111 days a year ago.

Following the fiscal 2010 first half purchase of computer chips used with our CPU-NXT®2 operating system, our inventory at 4.4 turns compared to 4.2 turns a year ago, and we are again seeing the improvements taking place in managing our supply chain.

I would also note that even with the expansion of receivables and inventory, along with $45 million of share repurchases during the last 12 months, we were able to increase our cash and cash equivalent balance by more than $30 million. We ended fiscal 2010 debt-free, with $167 million of unrestricted cash on the balance sheet along with another $18 million of restricted cash. Our strong balance sheet and operating cash flow positions us to take advantage of a variety of organic growth opportunities while continuing to return value to stockholders thru share repurchases.

And with that, let me turn the call back to Brian for final comments.

Brian R. Gamache, Chairman, Chief Executive Officer

Thank you Scott.

I think our collective comments today provide strong evidence of our long-term confidence.

The record performance achieved in fiscal 2010, in the face of very challenging conditions, is solid evidence that WMS clearly understands our customers and casino players and that we have the focus and ability to execute effectively in good times and in bad. Expanding our revenue opportunities, through both new distribution channels and extended geography, while also managing expenses is nothing new for WMS – in fact, it’s a core competency.

Before opening the call up for your questions, let me summarize WMS’ unique competitive strengths, which support our optimism for fiscal 2011 and beyond:

First: Advanced development and innovation programs are at the heart of our ability to create great, player-appealing games and, with the introduction of the xD cabinet, a platform that expands the gaming experience beyond game content. Our Culture of Innovation and focus on developing differentiated gaming experiences has been nurtured over many years, and is not easy to replicate. Couple that culture with our capacity to take technology advancements and adapt them to enable differentiated gaming experiences, and we have an unlimited runway to create new products that support further market share gains. That combination drives our expansion of popular products that generate high earnings for the operators, and has moved our products consistently into the “must-have” category.

Second: WMS is well positioned to benefit from the expanding opportunities offered by the growing adoption of networked gaming. Having spent a good deal of time articulating to our customers a clearly defined vision of the benefits made possible in a networked gaming environment; we now are showing them value through our beta test sites. And…with an over-20% increase in coin-in, you can imagine the favorable reaction we’ve seen. We expect to build upon our unique foundational technology platforms to introduce new products and systems applications that offer players unique and exciting gaming experiences that they value, and which provide customers with the continued high-returns that they seek. At the end of the day, no matter how excited we might be, the success of networked gaming comes down to whether players find it appealing and therefore drive the performance that casino operators look for. The initial high-play levels and operator feedback from those casinos where our first value-added application is on beta test are very encouraging, especially in light of the exciting applications that we plan to launch in coming quarters.

Third, our ability to leverage WMS’ core competency for creating great content across new distribution channels and in new markets. The capability allows us to leverage our IP and provides us with the opportunity to generate incremental growth with high-return potential. Orrin commented earlier on our entry into new markets in fiscal 2010, and our expectations for further market penetration in those areas in fiscal 2011.

In a few months, we expect to introduce our inaugural, online wagering effort with the launch of JackpotParty.com in the United Kingdom. We have been working on this initiative for several years, developing our strategy, and acquiring and developing the technology, building development and operations teams, and the appropriate online gaming processes to facilitate a successful launch. I would note that these were facilitated within our existing operating budgets. Strategically, this is another potential high-return way to extend our proprietary content, and leverage our core competency for developing great content, to a targeted complementary player audience via the Internet distribution channel.

And, fourth: Our continued evolution as an organization. WMS’ executive team has been together for 10 years, through some harrowing early years that challenged our survival and most recent years we’ve had to overcome tough industry conditions and the most challenging economic environment any of us have faced. I am very proud of the progress we have attained as a team, as well as the innovation demonstrated by our entire workforce. Our team has the advantage of broad experience, in and outside of the gaming industry…and every one of us is intensely passionate and committed to innovation and continuous improvement. By continually improving our skill set and expanding our range of experience, through internal development and selective recruitment, we are able to pursue fresh new opportunities while also having the experience to overcome early challenges associated with them. We have proven our ability to tap the imagination of our people to create intellectual property and innovative great games. We are just as dedicated to being an innovator in improving our supply chain practices, our customer service capabilities and our overall business processes. With our track record of consistently improving performance and the momentum we’ve built, we are even more motivated and inspired as we begin fiscal 2011. By remaining focused on our strategic plans and using our operating execution, we are confident that our success will yield rewarding results for our stockholders. We are – and remain – a growth company …serious about driving further innovation and enterprise excellence in order to exceed stockholder expectations.

Now, we will be happy to take your questions. Alex.

QUESTION AND ANSWER SECTION

[Operator instructions.]

<Q – Joe Greff - JP Morgan>: Good afternoon everyone. Four questions here — one, Orrin, Brian, Bill, Scott, I know we are still waiting for Bally to report, but do you have a sense of domestic ship share? That’s my first question. The second question is — I think, Brian, you mentioned that you received high praise from the different customer constituencies on Lord Of The Rings. Maybe you could just talk a little bit in greater detail there how that initial rollout maybe compares to some of the other big title rollouts in the past — Wizard of Oz, Star Trek and whatnot. Third question here is the $40 million of incremental investment related to VLTs — I’m presuming that will be capitalized. If you can just clarify that, Scott? And then my fourth question here is clearly from these results I’m not sure there was an impact, but IGT had their dynamiX bundling approach that recently lapsed at the end of June. Did that have any kind of impact at all on you? And the lack of that going forward — will that have any potentially positive impact on you?

<A – Brian Gamache>: Scott, I’ll take one, two and four. You can take three. Okay?

<A – Scott Schweinfurth>: Great.

<A – Brian Gamache>: Our ship share for quarter four, if we had to guess today, would be somewhere in the 30% range. We won’t know that until our other two competitors announce their results shortly. Again, this is a challenging time. We think that this is probably one of the most challenging quarters we’ve had, and we’ve had some tough ones recently. But the fact that we are able to increase our shipments year-over-year and sequentially quarter over quarter for the second consecutive quarter is something we’re very proud of.

As far as Lord Of The Rings, I think when you look at — anytime you bring out a follow-on class A brand to The Wizard of Oz type of performance, it’s always going to have a tough set of comparisons. But that being said, I think Lord Of The Rings has had an extraordinary start. I think we’ve got about 150 of them out in the field so far and we expect to have several hundred more this quarter. But the comments thus far have been very positive, that the win per day that we are getting from our operator partners is indicating that it’s not quite a Wizard of Oz type numbers, but not far off, either.

And then, lastly, as far as IGT’s bundling — no, we didn’t see a lot of indications that that affected our ASP or our pricing at all because, again, we have — the only thing that affected our pricing in Q4 was the mix of business. We had a little bit, some of those class II openings, and we had some international shipments that were a little bit more price sensitive than our normal Bluebird2 pricing. But it really was internal mix of business rather than external factors Joe.

<Q – Scott Schweinfurth>: And then Joe, on the incremental gaming ops CapEx, yes, this past year, we spent about $44 million in gaming ops CapEx, and this next year we are going to be spending mid $80. So it will be capitalized, and depreciated.

<Q – Joe Greff>: So the two buckets of CapEx that we look at as the two buckets of CapEx — what will that be next year?

<A – Scott Schweinfurth>: So it will be, for the –

<Q – Joe Greff>: It was just about $100 million in fiscal 2010.

<A – Scott Schweinfurth>: Right, and so next year it’s going to be about $40 million higher than that, with the $40 million residing in the Gaming Ops CapEx bucket, made up of three pieces. The first piece is leased units for the Italy VLT market; second, operating leases for customers globally; and third, we are moving to change out a portion of our existing Bluebird1 participation base to Bluebird2 gaming devices.

<Q – Steven Kent, Goldman Sachs>: Hi, good afternoon. Two questions — one, could you discuss just a little bit more about the replacement sales? The significant deceleration from 2Q — could you just give us a little bit more color on what was behind that? Did you find that people had ordered more earlier in the year and then took a pause and now they’re saying that they might accelerate towards the end of the year? Could you just give us a little help on that? And then, also, the need for extended financing, it ticked up a little bit. So I’m trying to understand that also, from your perspective, and your motivation to continue to do that.

<A – Brian Gamache>: As far as replacements, Steve, I don’t think that’s a WMS issue; I think that’s an industrywide issue. I think that the demand that we saw — and again, this will bear out when the others announce their results. I think we had a very solid quarter, based on the number of units that were purchased. The one thing that we blew from last August’s call — we thought the last half of our fiscal year and the first half of this calendar year, we would see an uptick in the demand. And coming out of G2E last fall, we had seen enthusiasm that we hadn’t seen in quite some time. We had seen excitement. And unfortunately, that did not translate into additional game sales, as we had thought it would.

So I’m a little bit befuddled as to the replacement cycle, how it hasn’t picked up, because the performance of our games would warrant that we should be selling more of them. The strength of our content has never been better. The performance numbers have never been better. So we believe that at some point this has got to break. The ice has got to thaw, and hopefully it’s going to come sooner than later.

So I think, when you look at our guidance that we’ve given today, fiscal 2011 is somewhat muted, given the current conditions we are in. But we believe the numbers that we’ve given are optimistic, and if things do change there could be some slight upside.

And as far as the second question was?

<A – Scott Schweinfurth>: Deferred financing.

<Q – Steven Kent>: Extended financing.

<Q – Brian Gamache>: I think Scott’s comment was spot-on. We are not seeing as many people that are approaching us, but we are still selectively giving credit to customers that are creditworthy. And obviously, we charge interest, and in most cases they don’t get the discount they would otherwise in a financing situation. So we will continue to look at these opportunities, Steve, and we think that’s the best use of our balance sheet in giving — in developing further relationships with our customers, whether it be incremental WAP footprint or getting significantly more share than we would have otherwise. There’s always going to be some quid pro quo for these types of transactions, and I think we’ve handled it pretty well over the last call it year and a half.

<Q – Bill Lerner, Union Gaming>: Hey guys. A couple, or a few questions — one, what is the average life of a participation game these days? And I have some follow-ups.

<A – Brian Gamache>: I assume you’re asking the average life before we have to refresh them. Typically, we refresh our — is that what you are referring to, Bill, or the asset itself?

<Q – Bill Lerner>: I’m just thinking of the asset itself. Obviously, it contributed to the lower depreciation in the period.

<A – Brian Gamache>: So we basically depreciate the games over a three-year cycle and the top boxes over one year. And we are seeing that, with less churn of the games and the popularity of our games, by not having so many of them out there, we’re able to reduce that capital and that extensive refreshing process that we used to go through in years past. So I think, at the end of the day, the games are meant to stay out there for, call it five to six years, our assets. And hopefully, we are able to refresh them every six months. That’s our strategy.

<Q – Bill Lerner>: Got it. And then this is just, as you guys noted and then gave more detail to help us model depreciation, essentially, for next year, clearly there will be a tick up, but you guys always do things for good reason. So what’s the difference — and maybe this is an Orrin question — on the yield front between Bluebird2s and Bluebird1s? I’d suspect that would have significantly driven your decision to start moving out, moving more aggressively for Bluebird2 and that existing–

<A – Brian Gamache>: Yes. By the way, the Bluebird1s were launched in 2003.

<A – Orrin Edidin>: Yes, I was going to start with that. When you consider the longevity of that platform — but we would typically expect to see, apples to apples, a 20% or so performance improvement from Bluebird2 to Bluebird1. And, naturally, we are going to transition this base over time to this network-capable platform. So it’s sort of the natural evolution of our participation base, and it’s prudent for us to take that into consideration in our financial planning.

<Q – Bill Lerner>: Got it. Okay, last question. On the xD front, you guys have done a great job over time of segmenting the customer base with product. How should we think about xD? Will it — what is it meant to do in terms of replacement? I’m not talking about new units, but where does it sit on the floor? Does it grow your base for some reason? Does it target a different customer base, or does it drive higher ASPs and just collectively more share just because it’s better product?

<A – Orrin Edidin>: That’s a good question. Our expectations, because of the unique nature of this product — it’s distinctively different from the Bluebird and fulfills a little bit of a different niche on the casino floor, that these placements will be incremental, particularly on the front end of the launch. So our expectation is that these will be mostly incremental placements as opposed replacement placements.

<A – Brian Gamache>: Based on the early demand, Bill, we would think that possibly, of our North American units this year, we could ship — as many as 25% to 30% of our unit shipments for the year could be Bluebird — excuse me, xD.

<Q – Bill Lerner>: xD — and, the pricing on a gross basis is, what, like about 20% higher than Bluebird2?

<A – Brian Gamache>: A little higher than that, probably 25%.

<Q – Bill Lerner>: Okay, great, all right, thanks guys.

<Q – Todd Eilers - Roth Capital Partners>: Hey guys, how are you? A question on guidance assumptions — can you maybe give a sense for what your expectations are in terms of the mix of North America or domestic shipments versus international? And then also, second question, with respect to Illinois, that VLT market, can you maybe give us a sense for how many games overall we might see shipped in that market maybe in the second half of your fiscal year? And do you expect to receive a comparable ship share in that market as well? And then, also, what your expectations are for the revenue model for the Illinois market.

<A – Brian Gamache>: Okay, let me take that first one. I think our North American product shipments, we are looking — typically, we sell a third of our products internationally from box sales. Q4 was a little bit of an uptick. We got to 40%, which is a record. We’ve said publicly that we would love to get to that 50-50 mix at some point down the road, but I think it’s more in line in the 33% to 35% range is what I would suggest for modeling purposes this year.

As it relates to Illinois, I would view that to be a second half of the year event for WMS. I would think probably some time in probably February-March time frame you will see some initial placements, and then you will see Q4 probably ramp up from there. We don’t see it as a significant opportunity in our fiscal ‘11. It’s probably going to be more so in fiscal ‘12. But we will have a few units in there, and that’s baked into the guidance that we gave today. And I think that Illinois will be a very good market for WMS. We would expect to receive similar types of ship share there. We have a terrific partner in Betson here, is our distributor, and we’ve got a pretty good reputation here in the Illinois marketplace, being our home turf. So we are very excited about the potential. It’s going to be somewhere in the 15,000 to 25,000 units range. And once Chicago opts in or doesn’t opt in, there will be a little bit more clarity to the marketplace. But I’m guessing that eventually this will hopefully shake out in the next two to three months.

<Q – Todd Eilers>: Okay, great, and then just with respect to the revenue model, would you anticipate that being more of a sales market for you guys? Or should we also –

<A – Brian Gamache>: Yes, primarily, it will be a for-sale market.

<Q – Darnel Bentz - KeyBanc Capital Markets>: I just had a quick question on the number of logins you’ve seen as a result of Lord Of The Rings, and also the number of logins into Casino Life and how that’s trending for you guys.

<A – Orrin Edidin>: Well, the Players Life, because that’s the online complementary component for the Lord Of The Rings — that just went live as we were rolling out Lord Of The Rings and our 150 placements. But, given the limited number that we have to date, we expect that to ramp up, certainly, in this quarter, as Brian mentioned. The number of logins are exceeding our expectations. And we haven’t disclosed the actual number, but we had trended it, and it’s very, very positive.

<A – Brian Gamache>: I heard something today from our product guys, Orrin, that it’s actually ahead of the Star Trek–

<A – Orrin Edidin>: And, those are the actual logins into the game on the casino floor. It is trending ahead of the Star Trek game, which we were impressed with at the time. And we know that we’ve grown that over 1 million unique users. If we can achieve those types of Star Trek numbers and the early indication is that we are ahead of the game, that’s very, very encouraging. And this is all part of the overall strategy of encouraging that traffic back to the casino floor and keeping their attention and interactivity between not just what they see on the casino floor, but what they see at home when they log in, to try to get those ways to get extra bonuses and to get ahead of the game episodically because they want to go back to the floor and experience it.

<Q – Darnel Bentz>: And one other question — you are hearing more and more talk about potential online gaming approval in the US. What are your thoughts on that? And how would you guys transition, potentially, your UK site to be a US site, if that was passed sometime in the future?

<A – Brian Gamache>: Well, we think it’s a matter of — if, not when — excuse me — when, not if. It’s going to get approved here, and we have been viewing this as a huge opportunity for us to further distribute content and leverage our Company’s assets. So we are entering the UK market, where it’s legal today. To understand that business, it’s a new business for us, new customers, a new way of approaching the gaming industry. And so we look at that as a great opportunity for us to gain invaluable experience so that when it does become legalized here in North America, in the US, we will be ready to go and locked and loaded.

So we think that the online world is going to be a significant part of our Company for the distant future and will be a big part of our strategy going forward.

<Q – Steve Wieczynski - Stifel Nicolaus>: Good afternoon guys. Two questions — first, can you explain a little bit more about the increases in R&D spending? Just trying to figure out what areas of the business you guys feel you’re currently under spending. Or I guess a better question is, what areas do you think you can pick up share?

And then, second, when we are looking at the balance sheet, I guess there are some out there that say you could be doing more to increase shareholder value, especially with where your stock is trading compared to your competitors. So is there any thought about accelerating shareholder returns at this point, either through a dividend or some other form?

<A – Brian Gamache>: Well, let me answer the first question. I think, at the — let me answer the second question first. I think, when you look at a $300 million buyback, that’s a pretty significant event for our Company. We’ve bought back over $170 million of stock in the last — or 18% of the outstanding shares in the last several years. So for us to double that effort in a three-year period as opposed to, say, a seven or eight-year period, this is a significant vote of confidence our board is giving to our management team and the Company.

So I think, at the end of the day, we are giving significant return. In addition to that, we are investing continually at double the rate as a percentage of revenues than some of our competitors. We think the best return for our shareholders to create that long-term value is to invest internally or in organic growth opportunities, to enhance our R&D efforts and to buy back the shares at opportune prices.

So when you look at those three buckets and the fact that we are putting our money where our mouth is — we’re not going to sit on cash, we are not going to hoard cash. We’re going to go out and reinvest it in the best way we can to solidify our position as the thought leader in this industry and the innovation leader. I think that’s the best use of proceeds that we can do to deliver that long-term value.

So when I think about the accelerated — and why we are doing it, Steve? The answer is, we came back from G2E last year, and we had a number of our customers say to us at G2E, why can’t I buy those initiatives today that we showed them behind the curtain. So we said we’ve got to start prioritizing these things in a more rapid fashion. When you have the kind of demand that we have from our customers, we want to be able to service that demand. And I think we’re trying to pull some things in that otherwise would have been two or three years out, to a more call it 12- to 18-month time frame. And Larry and his team have developed a very solid plan that we’ve all bought off on, and we are excited about this new development opportunity, and we think it’s going to pay dividends for the years to come.

<Operator>: Mr. chairperson, I will now turn the conference back to you for your closing remarks.

MANAGEMENT DISCUSSION SECTION

Brian R. Gamache, Chairman of the Board and CEO

Thank you for joining us this afternoon; and we look forward to seeing many of you at our inaugural analyst day held on September 21st and reporting our progress on our next call in October when we’ll discuss our fiscal 2011 first quarter results. Have a great evening.

Product names mentioned are trademarks of WMS, except for the following:

G2E is a registered trademark of the American Gaming Association and Reed Elsevier Inc. Used with permission.

MONOPOLY is a trademark of Hasbro. Used with permission. ©2010 Hasbro. All rights reserved.

STAR TREK: TM & © 2010 CBS Studios Inc. All rights reserved. Star Trek and related marks are trademarks of CBS Studios Inc.

THE LORD OF THE RINGS © 2010 New Line Productions, Inc. All rights reserved. The Lord of the Rings: The Fellowship of the Ring, The Lord of the Rings: The Two Towers, The Lord of the Rings: The Return of the King and the names of the characters, items, events and places therein are trademarks of The Saul Zaentz Company d/b/a Middle Earth Enterprises under license to New Line Productions, Inc.

THE PRICE IS RIGHT and all game elements are trademarks of FremantleMedia Operations BV. ©2010 FremantleMedia North America. All rights reserved.

THE WIZARD OF OZ and all related characters and elements are trademarks of and © Turner Entertainment Co. (10)